UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2014

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2014, Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with a group of investors, including several healthcare-focused funds (the “Investors”) to effect a private placement (the “Offering”) of the Company’s common stock, $0.00005 par value per share (“Common Stock”), and warrants to purchase Common Stock. Upon the closing of the Offering, the Company will receive gross proceeds of approximately $10.5 million, resulting from the issuance and sale of approximately 42 million shares of Common Stock (the “Shares”) at a price per share of $0.25, a 15% discount to the 30 day volume-weighted average price of $0.294. The Investors will also receive warrants to purchase up to approximately 42 million shares of Common Stock at an exercise price of $0.348 per share (the “Warrants”). The Warrants are exercisable immediately upon closing of the private placement and have a term of three (3) years.

The Offering, which is expected to close on or about June 18, 2014 (the “Closing Date”), is subject to the satisfaction of certain customary closing conditions contained in the Securities Purchase Agreement. In connection with the Offering, the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) at closing pursuant to which the Company will file a resale registration statement for the Shares and Common Stock underlying the Warrants within 30 days of the Closing Date (the “Filing Deadline”) and have it declared effective at the earlier of (i) the 90th calendar day after the Closing Date and (ii) the fifth business day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”). The Registration Rights Agreement contains penalties for failure to comply with the terms of the agreement, including monthly liquidated damages in an amount equal to 1.5% of the aggregate subscription amount for failure to meet the Effectiveness Deadline, up to a maximum of 12% of the aggregate subscription amount.

If at any time all of the shares of Common Stock or shares of Common Stock underlying the Warrants are not covered by the initial Registration Statement, the Company agrees to file with the SEC one or more additional Registration Statements so as to cover all of the shares of Common Stock and shares of Common Stock underlying the Warrants not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The Company intends to use the aggregate net proceeds of the Offering primarily for working capital and general corporate purposes, including the Company’s recently launched phase 2 amyotrophic lateral sclerosis clinical trial.

Maxim Group LLC acted as sole placement agent for the Offering (the “Placement Agent”). In connection with the Offering, the Company has agreed to pay the Placement Agent a cash fee equal to 6.9% of the gross proceeds of the Offering, as well as fees and expenses of the Placement Agent of $35,000.  In addition, the Company will issue to the Placement Agent a 5-year warrant to purchase up to 1,260,000 shares of Common Stock (equal to 3% of the number of shares sold in the Offering), with an exercise price equal to $0.30 (120% of the offering price).

The Securities Purchase Agreement contains provisions that restrict the Company from issuing, except in certain cases, any Common Stock or Common Stock equivalents in the first 90 days following the closing of the Offering.

On June 13, 2014, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

The form of Securities Purchase Agreement, the form of Warrant, and the form of Registration Rights Agreement are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.  The foregoing descriptions of Securities Purchase Agreement, Warrant, Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Exhibits 10.1, 10.2 and 10.3 hereto which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 13, 2014	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Anthony Fiorino
Anthony Fiorino
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

10.2	Form of Warrant

10.3	Form of Registration Rights Agreement

99.1	Press Release dated June 13, 2014